EXHIBIT (a)(1)(i)

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR SHARES AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND'S TENDER OFFER.

July 1, 2022

Dear FlowStone Opportunity Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by FlowStone Opportunity (the "Fund"). If you are not interested in having the Fund repurchase shares of beneficial interest or a portion of your interests in the Fund ("Shares") valued as of September 30, 2022, please disregard this notice and take no action.

The tender offer period will begin on July 1, 2022 and will end at 11:59 p.m., Eastern Time, on August 1, 2022, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Shareholders of the Fund that hold Shares. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund's announced tender offers.

Should you wish to tender your Shares or a portion of your Shares for repurchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by UMB Fund Services, Inc. no later than August 1, 2022. If you do not wish to have all or any portion of your Shares repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR SHARES REPURCHASED.

If you would like to tender your Shares, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal to FlowStone Opportunity Fund, c/o UMB Fund Services, Inc., 235 W. Galena Street, Milwaukee, WI 53212; or (ii) fax it to UMB Fund Services, Inc. at (816) 860-3140, Attention: Tender Offer Administrator so that it is received before 11:59 p.m., Eastern Time, on August 1, 2022.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call (888) 779-0799.

Sincerely,

FlowStone Opportunity Fund